Exhibit 10.1

Employee Relocation Assistance

Lump Sum Repayment Agreement

Jim Murphy, August 2017

I understand that a lump sum cash relocation benefit in the amount of $200,000, less applicable taxes (the “Relocation Amount”), is being provided to assist me in offsetting the costs of my work-related relocation. I acknowledge and agree that the payment of the Relocation Amount by Seagate US LLC (“Seagate”) is being made based upon the current expectation that I will remain an employee of Seagate for a period of twelve (12) consecutive months after the date of payment of the Relocation Amount. I further acknowledge and agree that if I receive the Relocation Amount and subsequently leave the employment of Seagate for any reason other than a termination without Cause (as defined in the Seagate Technology Executive Severance and Change in Control (CIC) Plan) within this twelve (12) month period, then I will repay Seagate the full Relocation Amount, which will be considered due and payable as of the date of my leaving employment with Seagate.

I have read, understand, and accept the terms of this agreement regarding my cash relocation benefit. I understand that nothing in this agreement should be regarded as a guarantee of continued employment for any period.

Dated:	8-22-17

Employee name (please print):	Jim Murphy

Employee signature:

Contact Phone Number:	408 - 658 XXXX

PLEASE EMAIL A SIGNED COPY OF THIS AGREEMENT TO LESLEY.A.STPIERRE@SEAGATE.COM TO INITIATE

YOUR RELOCATION PAYMENT.

August 2017